Exhibit 10.1

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (this “Agreement”) is effective as of October 25, 2006 (the “Effective Date”), and is entered into by and between Peter Holmberg (“Holmberg”) and Ashworth, Inc., a Delaware corporation (the “Company”).

1. Employment. As of the Effective Date, the Company hereby employs Holmberg to serve in the capacity of Executive Vice President of Green Grass Sales and Merchandising (“EVP-GGS & M”), reporting to the President. The Company’s President, Board of Directors (the “Board”), the Office of The Chairman (the “OC”) and/or CEO may provide such additional designations of title to Holmberg as may be deemed appropriate in its discretion.

Holmberg agrees to perform the executive duties and functions customarily associated with the office of EVP-GGS & M and as specified from time to time by the President, Board, OC and/or CEO. Except for legal holidays, vacations and absences due to temporary illness, Holmberg shall devote his time, attention and energies to the business of the Company on a full-time basis. Holmberg represents and warrants to the Company that he is under no restriction, limitation or other prohibition to perform his duties as described herein.

2. Release. Holmberg voluntarily accepts this position, together with an increase to his prior annual base salary in the amount of twenty-two thousand five hundred dollars ($22,500.00); thus, Holmberg’s annual salary shall now be two hundred twenty-five thousand dollars ($225,000.00). Holmberg acknowledges and agrees that his current compensation is not being adversely modified in any material respect without his effective consent and that his authority or duties are not being materially changed without his effective consent. Holmberg also acknowledges that there is no diminution or adverse modification to his title, status, overall position or responsibilities.

In consideration of the aforementioned, Holmberg fully and forever releases and discharges the Company from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against the Company with respect to, any matter arising out of or relating to this change in compensation and title and responsibilities or any acts of the Company, including, without limitation, any claims and causes of action against the Company which relate to conduct occurring before and up to the date this Agreement is executed. Moreover, Holmberg hereby releases, acquits, and discharges the Company, and each of its agents, predecessors and/or successors in interest from any and all rights, actions, claims, demands, costs, contracts, allegations, liabilities, obligations, damages and causes of action, whether known, suspected or unknown, which Holmberg had or now has or may claim to have had by reason of any act or omission from the beginning of time through and including the date of this Agreement.

In addition, and in further consideration of the foregoing, Holmberg hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company, which liability the Company expressly denies.

Holmberg further represents that he has neither filed any claims, charges, complaints or actions against the Company, nor has he assigned any charges, complaints, claims or actions against the Company.

3. Employment Compensation and Benefits.

a. Base Salary. Holmberg’s base salary (“Base Salary”) shall be at the annual rate of two hundred twenty-five thousand dollars ($225,000.00). The Board’s Compensation and Human Resources Committee shall annually review Holmberg’s salary for possible adjustment based on his performance and the Company’s financial success and progress.

b. Annual Bonus. Holmberg will be eligible to earn an annual bonus up to a maximum of 40% of Base Salary based and conditioned on the Company’s achievement of certain financial targets as annually specified on or about the beginning of the new fiscal year and Holmberg’s continued employment on the payment date. The annual bonus, if any, will be paid following the close of final accounting records for the previous fiscal year.

c. Automobile Allowance. The Company shall pay Holmberg an automobile expense allowance of one thousand dollars ($1,000) per month to defray the cost of business related automobile expense.

d. Vacation. Holmberg shall be entitled to annual vacations in a manner commensurate with his service tenure with the Company and the Company’s vacation policies in effect during the term of this Agreement.

e. Expense Reimbursement. The Company shall reimburse Holmberg for all reasonable amounts actually expended by Holmberg in the course of performing his duties for the Company and in accordance with all Company-established guidelines where Holmberg tenders receipts or other documentation reasonably substantiating the amounts as required by the Company.

f. Other Benefits. Except as otherwise provided in this Agreement, Holmberg shall be entitled to receive all of the rights, benefits and privileges of an executive officer of the Company under any retirement, pension, profit-sharing, group medical insurance, group dental insurance, group-term life insurance, disability insurance and other employee benefit plans which may be now in effect or hereafter adopted.

4. Non-Compete. Holmberg agrees that during the term of this Agreement he will not, directly or indirectly, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which designs, manufactures or sells golf-inspired sportswear and which is distributed in one or more of the same channels of distribution as the then current channels of distribution of the Company; provided, however, that if Holmberg’s employment is terminated for reasons which provide for severance compensation, the non-compete term shall be extended to the period for which he receives such severance compensation.

5. Termination.

a. At Will. The Company shall employ Holmberg at will, and either Holmberg or the Company may terminate Holmberg’s employment with the Company at any time and for any reason, with or without cause.

b. Severance Payment and Benefits. If Holmberg’s employment is terminated within two (2) years of the effective date of this Agreement as a result of a Qualifying Termination, as defined below, and if Holmberg delivers and does not revoke a fully executed release and waiver of all claims against the Company in the form attached hereto as Exhibit A (the “Release Agreement”), then, upon expiration of any applicable revocation period contained in the Release Agreement, the Company shall pay or provide Holmberg the following severance payment and benefits:

i. Holmberg shall receive the equivalent of twelve (12) months of his then-current Base Salary (the “Severance Payment”), which shall be payable in equal monthly installments beginning on the first day of the first full month following Holmberg’s Qualifying Termination and continuing on the first day of each month thereafter until fully paid. The Severance Payment is in lieu of any and all other severance payment benefits which otherwise may at that time be available under the Company’s applicable policies; provided, however, that nothing in this Agreement is intended to modify or supersede the Agreement re: Change In Control entered into between Holmberg and the Company as of September 16, 2005, and as thereafter amended, and Holmberg shall be entitled to receive whatever additional severance pay benefits, if any, for which he may qualify according and subject to the terms and conditions of his Agreement re: Change In Control with the Company.

ii. For the twelve-month period following a Qualifying Termination of his employment, Holmberg, upon exercising his rights under COBRA, shall be entitled, at the Company’s expense, to continue participation in the following Executive Benefit Programs which had been made available to him and his family before the Qualifying Termination: group medical insurance and group dental insurance. The programs shall be continued in substantially the same way and at the same level as immediately prior to the Qualifying Termination, except as the same may be modified for all executive officers of the Company. Holmberg’s participation in each of such Executive Benefit Programs shall be earlier terminated or reduced, as applicable, if and to the extent Holmberg receives benefits as a result of concurrent coverage through another program.

c. Qualifying Termination. Holmberg’s termination shall be considered a “Qualifying Termination” unless:

i. Holmberg voluntarily terminates his employment with the Company or its affiliated companies.

ii. The termination is on account of Holmberg’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Holmberg becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies for a period of six (6) months.

iii. Holmberg is involuntarily terminated for “Cause.” For this purpose, “Cause” shall mean:

1.	Holmberg’s willful and deliberate refusal to comply with a lawful, instruction of the Company’s President, OC, Board of Directors or CEO, which refusal is not remedied by Holmberg within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is reasonably consistent with the scope and responsibilities of Holmberg’s position;

2.	Holmberg’s act or acts of personal dishonesty;

3.	Holmberg’s commission of a felony;

4.	Holmberg’s violation of the Company’s policies and/or code of conduct;

5.	Holmberg’s violation of any confidentiality or non-competition agreement with the Company or any affiliate of the Company; or

6.	The willful engaging by Holmberg in misconduct that is injurious to the Company.

d. Return of Materials. In the event of any termination of Holmberg’s employment for any reason whatsoever, Holmberg shall promptly deliver to the Company all Company property, including, but not limited to, documents, data, and other information pertaining to Confidential Information, as defined below. Holmberg shall not take with him any documents or other information, or any reproduction, summary or excerpt thereof, electronic or otherwise, containing or pertaining to any Confidential Information.

6. Nondisclosure of Confidential Information. Holmberg acknowledges that during the term of his employment with the Company, he will have access to and become acquainted with information of a confidential, proprietary or secret nature which is or may be either applicable to, or related in any way to, the present or future business of the Company, the research and development or investigation of the Company, or the business of any customer of the Company (collectively, “Confidential Information”). For example, Confidential Information includes, but is not limited to, devices, secret inventions, processes and compilations of information, records, specifications, designs, plans, proposals, software, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business, products or sales of the Company and its customers and vendors. Holmberg shall not disclose any of Confidential Information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with the Company. Holmberg also agrees to comply with the Company’s policies and regulations, as established from time to time for the protection of its Confidential Information, including, for example, executing the Company’s standard confidentiality agreements.

7. Non-Solicitation. Holmberg agrees that so long as he is employed by the Company and for a period of two (2) years after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee, sales representative or consultant to discontinue his or her employment, sales representation or consultancy with or for the Company; (b) usurp any opportunity of the Company of which Holmberg became aware during his tenure at the Company or which is made available to him on the basis of the belief that Holmberg is still employed by the Company; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to reduce, restrict or cancel the business of any such account, customer or client with the Company.

8. Successors.

a. This Agreement is personal to Holmberg and shall not be assignable by Holmberg. This Agreement shall inure to the benefit of and shall be binding upon Holmberg’s legal representatives and heirs.

b. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

9. Governing Law. This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

10. Modifications. This Agreement may be amended or modified only by an instrument in writing executed by both of the parties hereto.

11. Entire Agreement. Except as otherwise set forth herein, this Agreement, together with the exhibit attached hereto, supersedes any and all prior written or oral agreements between Holmberg and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Holmberg’s employment with the Company; provided, however, that this Agreement is not intended to supersede the Agreement re: Change In Control between Holmberg and the Company, which they entered into as of September 16, 2005 and as thereafter amended, or any agreements which Holmberg may previously have entered into regarding the protection of trade secrets and confidential information.

12. Dispute Resolution. Holmberg and the Company will utilize a system of binding arbitration to resolve all disputes that may arise out of the employment context or this Agreement. Both the Company and Holmberg agree that any claim, dispute, and/or controversy that either Holmberg may have against the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) or the Company may have against Holmberg, arising from, related to, or having any relationship or connection whatsoever arising out of this Agreement or with Holmberg’s seeking employment with, employment by, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec 1280 et seq., including Section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). Included within the scope of this Agreement are all disputes, whether based on tort, contract, statute (including, but not limited to, any claims of discrimination and harassment, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equitable law, or otherwise. However, nothing herein shall prevent Holmberg from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if Holmberg chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court. To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, and all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b). As reasonably required to allow full use and benefit of this Agreement’s modification to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion. Notwithstanding the foregoing, the parties acknowledge and agree that this provision shall not preclude either party from requesting temporary and/or preliminary injunctive relief to enforce Sections 4, 6 or 7 of this Agreement until such time as an arbitrator can assume jurisdiction and render a decision over any such claims or requests.

13. Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

Ashworth, Inc. 2765 Loker Avenue West Carlsbad, California 92010 Attn: President	Peter Holmberg 2339 42nd Ave. Seattle, WA 98112

14. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

15. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. If any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

17. Construction. The language of this Agreement shall be construed simply and in accordance with its plain meaning, and shall not be construed strictly for or against either party as a result of the source of draftsmanship or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above in Carlsbad, California.

ASHWORTH, INC.

Dated: October 30, 2006	By:	/s/ Gary I. Schneiderman

Gary I. Schneiderman Title: President

Dated: October 30, 2006	By:	/s/ Peter E. Holmberg

Peter E. Holmberg Title: EVP of Green Grass Sales & Merchandising

EXHIBIT A — RELEASE AGREEMENT

I, Peter Holmberg, hereby enter into this Release Agreement (this “Agreement”), pursuant to Paragraph 4(b) of my Employment Agreement with Ashworth, Inc., a Delaware corporation (the “Company”), in consideration for which the Company shall make the Severance Payment as described in my Amended & Restated Employment Agreement entered into effective as of October 25, 2006 (“Employment Agreement”).

1. The date of my Qualifying Termination is      , and I have received a final paycheck for all wages due, including all accrued vacation, through that date. Other than the Severance Payment and continued participation, at the Company’s expense, in the designated Executive Benefit Programs (each as described in my Employment Agreement) and whatever additional severance pay benefits, if any, for which I may qualify according and subject to the terms and conditions of my Agreement re: Change in Control with the Company, the foregoing payments and benefits are the only amounts which I am entitled to receive from the Company, and I hereby waive any and all other payments and claims for payments.

2. As consideration for the Severance Payment and benefits as described in my Employment Agreement, I hereby release the Company, its successors, affiliates, directors, employees and agents (past, present and future) from any and all claims or lawsuits (including but not limited to any and all claims or demands relating to salary, wages, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, expense reimbursements, any and all tort claims, contract claims (express or implied), wrongful termination claims, public policy claims, whistleblower claims, implied covenant of good faith and fair dealing claims, retaliation claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, attorneys’ fees claims, all claims arising under any federal, state or other governmental statue, law, regulation or ordinance including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment & Housing Act, the California Labor Code, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”)) which I may have based either on my employment, my termination, or any other event occurring prior to the date of this Agreement. This Agreement is intended to settle any and all claims that I may have against the Company. Accordingly, I waive any and all rights conferred under Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

3. I acknowledge and understand my continuing obligation (a) to maintain the confidentiality of the Company’s trade secrets, confidential and proprietary information, and (b) not to solicit the Company’s customers, employees and others as set forth in Sections 4, 6 and 7 of my Employment Agreement. I also warrant and represent that I have returned all Company materials as required in Section 5(d) of my Employment Agreement.

4. I acknowledge that I fully understand my right to discuss this Agreement with an attorney, and I have carefully read and fully understand this entire Agreement, and I am entering into this Agreement voluntarily.

5. I understand that I shall have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement, I shall have seven (7) days following the signing of this Agreement to revoke it in writing, and this Agreement shall not be effective or enforceable until this revocation period has expired.

Dated:	PETER E. HOLMBERG By:
Dated:	ASHWORTH, INC. By:
Title: